Filed pursuant to Rule 433

March 1, 2022

Relating to

Preliminary Prospectus Supplement dated March 1, 2022

to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896-06

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$500,000,000 2.85% Series due 2032
$650,000,000 3.55% Series due 2052

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC (the “Issuer”)

Trade Date:	March 1, 2022

Settlement Date:	March 4, 2022; T+3

Expected Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)

Security Description:	First and Refunding Mortgage Bonds, 2.85% Series due 2032 (the “2032 Sustainability Bonds”)	First and Refunding Mortgage Bonds, 3.55% Series due 2052 (the “2052 Sustainability Bonds”)

Principal Amount:	$500,000,000	$650,000,000

Maturity Date:	March 15, 2032	March 15, 2052

Benchmark Treasury:	1.875% due February 15, 2032	1.875% due November 15, 2051

Benchmark Treasury Price:	101-17	94-22

Benchmark Treasury Yield:	1.707%	2.117%

Spread to Benchmark Treasury:	+ 115 bps	+ 145 bps

Reoffer Yield:	2.857%	3.567%

Price to the Public:	99.939% per 2032 Sustainability Bond, plus accrued interest, if any, from March 4, 2022	99.687% per 2052 Sustainability Bond, plus accrued interest, if any, from March 4, 2022

Coupon:	2.85%	3.55%

Interest Payment Dates:	March 15 and September 15, beginning on September 15, 2022	March 15 and September 15, beginning on September 15, 2022

Redemption Provisions/ Make-Whole Call:

Prior to December 15, 2031 (which is the date that is three months prior to the maturity date of the 2032 Bonds (the “2032 Par Call Date”)), redeemable, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Sustainability Bonds matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2032 Sustainability Bonds + 20 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2032 Sustainability Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2032 Par Call Date, redeemable at par.

Prior to September 15, 2051 (which is the date that is six months prior to the maturity date of the 2052 Bonds (the “2052 Par Call Date”)), redeemable, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2052 Sustainability Bonds matured on the 2052 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2052 Sustainability Bonds + 25 bps less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2052 Sustainability Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the 2052 Par Call Date, redeemable at par.

CUSIP / ISIN:	26442C BG8/US26442CBG87	26442C BH6 /US26442CBH60

Joint Book-Running Managers:

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Guggenheim Securities, LLC

PNC Capital Markets LLC

Co-Managers:	Loop Capital Markets LLC Regions Securities LLC CastleOak Securities, L.P. Mischler Financial Group, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, TD Securities (USA) LLC toll-free at 1-855-495-9846, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.